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Exhibit 99.1

UNIVISION COMMUNICATIONS INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR SPECIAL MEETING OF STOCKHOLDERS
                        , 2002

        I/We hereby revoke all previous proxies and appoint Robert V. Cahill, George W. Blank and C. Douglas Kranwinkle, or any of them, as Proxies, each with full power of substitution, to represent me (us) and to vote all of my (our) shares of Class A Common Stock of Univision Communications Inc. ("Univision"), on all matters which may come before the Special Meeting of the stockholders of Univision to be held on                , 2002, at                        and any adjournments thereof, with the same force and effect as I/we could do if personally present. The shares represented by this proxy will be voted in the manner as set forth on the reverse side.

(Continued and to be signed on the other side.)

UNIVISION COMMUNICATIONS INC.
P.O. BOX 11405
NEW YORK, N.Y. 10203-0405

\*/    DETACH PROXY CARD HERE    \*/
UNIVISION COMMUNICATIONS INC.

        The Univision board of directors recommends a vote "FOR" the proposals listed below. If no direction is made, it will be voted "FOR" the proposal to approve the issuance of Univision common stock pursuant to the merger and "FOR" the proposal to approve the amendment of Article FOURTH of Univision's certificate of incorporation in order to increase Univision's total authorized Class A common stock to 800,000,000 shares. Proxies will vote in accordance with their judgment in connection with the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	Votes must be indicated (x) in Black or Blue ink.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. PROPOSAL to approve the issuance of Univision common shares to Hispanic Broadcasting stockholders pursuant to proposed merger of Hispanic Broadcasting with Univision Acquisition Corporation				2. PROPOSAL to approve the amendment of Article FOURTH of Univision's certificate of incorporation in order to increase Univision's total authorized Class A common stock from 300,000,000 to 800,000,000 shares
To change your address, please mark this box.

SCAN LINE

Please sign exactly as your name appears hereon. When signing in a representative capacity, please give the full title.

Date	Share Owner sign here	Co-Owner sign here

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  Exhibit 99.1
UNIVISION COMMUNICATIONS INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR SPECIAL MEETING OF STOCKHOLDERS , 2002